Exhibit 99.1

Contacts:	Maureen Byrne, Roche
(973) 562-2203
maureen.byrne@roche.com

Bethany Greer, Trimeris, Inc.
(919) 419-6050
bgreer@trimeris.com

Mike Nelson, MS&L
(212) 468-3674
mike.nelson@mslpr.com

U.S. FDA Grants Traditional Approval for FUZEON®, First and Only

Fusion Inhibitor for the Treatment of HIV

— Designation Follows March 2003 Accelerated Approval and Further Confirms Safety and Efficacy at 48 Weeks —

NUTLEY, N.J. and DURHAM, N.C. (Oct. 15, 2004) – Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced that the U.S. Food and Drug Administration (FDA) has granted traditional approval to FUZEON® (enfuvirtide), the first and only fusion inhibitor for the treatment of HIV. The FDA granted accelerated approval to FUZEON on the basis of 24-week data in March 2003; accelerated approval is a special regulatory status designed to expedite the approval of therapies for serious or life-threatening illnesses which provide meaningful benefit to patients over existing treatments. The traditional approval of FUZEON was based on results from Phase III clinical trials over 48 weeks which confirmed the durable efficacy and safety of FUZEON-based regimens.

“The 48-week data confirm that enfuvirtide-based regimens substantially improve virologic and immunologic outcomes in treatment experienced patients after approximately one year of therapy. Forty-six percent of patients on enfuvirtide-based regimens achieved a significant reduction in HIV levels, compared to 18 percent of patients taking previous standard of care regimens.1 These strong results establish enfuvirtide as an invaluable component of therapy for triple-class experienced patients who require a change in regimen,” said Joel Gallant, M.D., M.P.H., Associate Professor of Medicine and Epidemiology, Division of Infectious Diseases, The Johns Hopkins University School of Medicine, Baltimore, Maryland.

“The traditional approval of FUZEON further confirms its importance as a crucial option for treatment-experienced HIV patients,” said Steven D. Skolsky, CEO, Trimeris. “Together with our partner Roche, Trimeris is proud to reach this important milestone for FUZEON. The significance of this milestone is further reinforced by data recently presented at the XV International AIDS Conference (IAC), which show that FUZEON is not only potent, but durable over 96 weeks.”

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on results from two controlled studies of 48 weeks duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naïve patients.

Injection site reactions are the most common adverse event associated with FUZEON use. Other common side effects occurring in patients taking FUZEON are diarrhea (32%), nausea (23%), and fatigue (20%). A safety analysis at 48 weeks showed that the incidence of these three common side effects was less frequent in patients taking FUZEON-based regimens compared to those who did not receive FUZEON. (See “Facts About FUZEON” section for complete safety information.)

FUZEON Receives International Recognition for Innovation

This FUZEON approval milestone reflects a long history of Roche innovation in the field of HIV. Most recently, FUZEON has received the 2004 International Prix Galien award for the most innovative new medicine. The award recognizes significant advances in pharmaceutical research, identifying the most important drugs introduced into the market and the most significant research team in the pharmaceutical field. FUZEON was selected out of 12 major new drugs from all therapeutic areas, each of which had won national awards throughout Europe. The very first International Prix Galien award was granted in 1998 to Invirase® (saquinavir), Roche’s HIV protease inhibitor, and Roche is the first company to be honored with this prestigious awarded twice in the field of HIV.

“This distinguished award is another testament to Roche’s commitment to innovation and development of truly novel medicines. It brings great pride and motivation to everyone at Roche,” said George B. Abercrombie, president and CEO, Hoffmann-La Roche.

For more information on FUZEON, patients and physicians can visit www.FUZEON.com or call 1-877-4FUZEON.

Facts About FUZEON

FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS) is also approved in the European Union, Switzerland and Canada. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 were randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). At baseline, patients had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient-years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Footnote

[1]	Percentage of patients who experienced ≥ a 90% decrease in HIV-RNA from baseline or achieved undetectable levels of HIV-RNA (<400 copies/mL).